                                                           Exhibit 11
                                                           ----------
                              CONRAIL INC.
                             -----------
                    EARNINGS PER SHARE COMPUTATIONS
                    -------------------------------
                   ($ In Millions Except Per Share)


                                                       Quarters ended
                                                          March 31,
                                                     ------------------
                                                      1996         1995
                                                      ----         ----
  Net income
  ----------
    Primary
      Net income                                      $ 31         $ 55
      Dividends declared on Series A
       ESOP convertible junior preferred
       stock (ESOP Stock), net of
       tax benefits                                     (3)          (3)
                                                      ----         ----
                                                      $ 28         $ 52
                                                      ====         ====
    Fully diluted
      Income                                            31           55
      Nondiscretionary adjustment (1)                   (1)          (1)
                                                      ----         ----
                                                      $ 30         $ 54
                                                      ====         ====

  Weighted average number of shares (2)
  ---------------------------------
    Primary
      Weighted average number of
       common shares outstanding                77,286,233   78,598,669
      Effect of shares issuable under
       employee stock compensation plans           716,213      496,599
                                                ----------   ----------
                                                78,002,446   79,095,268
                                                ==========   ==========
    Fully diluted
      Weighted average number of
       common shares outstanding                77,286,233   78,598,669
      Series A ESOP convertible
       junior preferred                          9,756,470    9,821,354
      Effect of shares issuable under
       employee stock compensation plans           716,213      545,607
                                                ----------   ----------
                                                87,758,916   88,965,630
                                                ==========   ==========
  Net income per common share
    Primary                                          $ .36        $ .66
    Fully diluted                                      .35          .61


                                                           Exhibit 11
                                                           ----------

                             CONRAIL INC.
                             ------------
                    EARNINGS PER SHARE COMPUTATIONS
                    -------------------------------



    Notes:  1.  Represents the increase, net of income tax benefits, in ESOP-related expenses assuming conversion of all ESOP Stock to common stock.

            2.  Shares held by the Employee Benefits Trust (the
                ("Trust") are not considered outstanding for earnings per share computations until issued by the trust.